Exhibit 10.8

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is made and entered into as of ___________ __, 2008, by and between Gateway Pacific Bancorp, a California corporation (the “Company”), and _________________, [an officer][a director] of the Company (“Indemnitee”).

RECITALS

A.    The Company and Indemnitee are aware of the substantial growth in the number of lawsuits filed against corporate directors and officers in connection with their activities in such capacities and by reason of their status as such;

B.    The Company and Indemnitee recognize that the cost of defending against such lawsuits, whether or not meritorious, is typically beyond the financial resources of most of the Company’s directors and officers;

C.    The Company and Indemnitee recognize that the legal risks and potential liabilities associated with proceedings filed against the Company’s directors and officers bear no reasonable relationship to the amount of compensation received by the Company’s directors and officers;

D.    The Company, after reasonable investigation prior to the date hereof, has determined that the liability insurance coverage available to the Company as of the date hereof is inadequate, unreasonably expensive or both. The Company believes, therefore, that the interest of the Company’s shareholders would be best served by a combination of (i) such insurance as the Company may obtain pursuant to the Company’s obligations hereunder and (ii) a contract with its directors and certain officers, including Indemnitee, to indemnify such individuals pursuant to Section 317 of the California Corporations Code (the “Code”) against personal liability for actions taken in the performance of their duties to the Company;

E.    Section 317 of the Code empowers California corporations to indemnify their directors and officers;

F.    The Board of Directors of the Company (the “Board”) has concluded that, to retain and attract talented and experienced individuals to serve as the Company’s directors and officers and to encourage such individuals to take the business risks necessary for the success of the Company, it is necessary for the Company to contractually indemnify its directors and certain officers, and to assume for itself liability for expenses and damages in connection with claims against such directors and officers with respect to their service to the Company, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its shareholders;

G.    The Company desires and has requested Indemnitee to serve or continue to serve as a director or officer of the Company, free from undue concern for the risks and potential liabilities associated with such services to the Company; and

H.    Indemnitee is willing to serve, or continue to serve, the Company, provided, and on the expressed condition, that he is furnished with the indemnification provided for herein.

AGREEMENT

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Indemnitee agree as follows:

1.	Definitions.

(a) “Expenses” means all direct and indirect costs of any type or nature whatsoever (including, without limitation, any fees and disbursements of Indemnitee’s counsel, accountants and other experts and other out-of-pocket costs) actually and reasonably incurred by Indemnitee in connection with the investigation, preparation, defense or appeal of a Proceeding; provided, however, that Expenses shall not include judgments, fines, penalties or amounts paid in settlement of a Proceeding.

(b) “Proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including an action brought by or in the right of the Company) in which Indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director or officer of the Company, by reason of any action taken by Indemnitee or of any inaction on his part while acting as such director or officer or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director and/or officer of the foreign or domestic corporation which was a predecessor corporation to the Company or of another enterprise at the request of such predecessor corporation, whether or not he is serving in such capacity at the time any liability or Expense is incurred for which indemnification or reimbursement can be provided under this Agreement.

2.	Indemnification.

(a) Third Party Proceedings. The Company shall indemnify Indemnitee against Expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with a Proceeding (other than a Proceeding by or in the right of the Company) provided Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the Company and its shareholders, and with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in the best interests of the Company, or, with respect to any criminal Proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b) Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee against Expenses and amounts paid in settlement, actually and reasonably incurred by Indemnitee, in connection with a Proceeding by or in the right of the Company to procure a judgment in its favor if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the Company and its shareholders. Notwithstanding the foregoing, no indemnification shall be made in respect of (i) any claim, issue or matter as to which Indemnitee shall have been adjudged liable to the Company in the performance of Indemnitee’s duty to the Company and its shareholders unless the court in which such action or proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for Expenses and then only to the extent that such court shall determine; (ii) any amounts paid by Indemnitee in settling or otherwise disposing of a pending action without court approval; and (iii) Expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

3.      Limitations on Indemnification. Notwithstanding any other provision herein to the contrary, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Excluded Acts. To indemnify Indemnitee for any acts or omissions or transactions from which a director or officer may not be relieved of liability under Section 204 of the Code or for expenses, penalties, or other payments incurred in an administrative proceeding or action instituted by an appropriate bank or bank holding company regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Company or any banking subsidiary of the Company.

(b) Claims Initiated by Indemnitee. To indemnify or advance Expenses to Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 317 of the Code, but such indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board has approved the initiation or bringing of such Proceeding.

(c) Lack of Good Faith. To indemnify Indemnitee for any Expenses incurred by Indemnitee with respect to any Proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such Proceeding was not made in good faith or was frivolous.

(d) Insured Claims. To indemnify Indemnitee for Expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to or on behalf of Indemnitee by an insurance carrier under a policy of directors’ and officers’ liability insurance (“D&O Insurance”) maintained by the Company or any other policy of insurance maintained by the Company or Indemnitee.

(e) Claims Under Section 16(b). To indemnify Indemnitee for Expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

(f) Regulatory Limitations. Notwithstanding any other provisions contained herein, this Agreement is subject to the requirements and limitations set forth in state and federal laws, rules, regulations and orders regarding indemnification and prepayment of legal expenses and liabilities, including Section 18(k) of the Federal Deposit Insurance Act and Part 359 of the Federal Deposit Insurance Corporation’s Rules and Regulations and any successor regulations thereto, and written guidance or interpretations of the Federal Reserve Board requiring application of the principles of such regulations to bank holding companies. To the extent that there is any conflict between state and federal law, federal law shall supersede and control.

4.      Determination of Right to Indemnification. Upon receipt of a written claim addressed to the Board for indemnification pursuant to Section 2, the Company shall determine by any of the methods set forth in Section 317(e) of the Code whether Indemnitee has met the applicable standards of conduct which makes it permissible under applicable law to indemnify Indemnitee. If a claim under Section 2 is not paid in full by the Company within ninety (90) days after such written claim has been received by the Company, Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, unless such action is dismissed by the court as frivolous or brought in bad faith, Indemnitee shall be entitled to be paid also the expense of prosecuting such claim. Neither the failure of the Company (including its Board, independent legal counsel or shareholders) to make a determination prior to the commencement of such action that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct under applicable law, nor an actual determination by the Company (including its Board, independent legal counsel or shareholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has not met the applicable standard of conduct. The court in which such action is brought shall determine whether Indemnitee or the Company shall have the burden of proof concerning whether Indemnitee has or has not met the applicable standard of conduct.

5.      Advancement and Repayment of Expenses. The Expenses incurred by Indemnitee in defending and investigating any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding within thirty (30) days after receiving from Indemnitee the copies of invoices presented to Indemnitee for such Expenses, if Indemnitee shall provide an undertaking to the Company to repay such amount to the extent it is ultimately determined that Indemnitee is not entitled to indemnification. In determining whether or not to make an advance hereunder, the ability of Indemnitee to repay shall not be a factor. Notwithstanding the foregoing, in a proceeding brought by the Company directly, in its own right (as distinguished from an action brought derivatively or by any receiver or trustee), the Company shall not be required to make the advances called for hereby if the Board determines, in its sole discretion, that it does not appear that Indemnitee has met the standards of conduct which may it permissible under applicable law to indemnify Indemnitee and the advancement of Expenses would not be in the best interests of the Company and its shareholders.

6.      Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification or advancement by the Company of some or a portion of any Expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, penalties, and amounts paid in settlement) incurred by Indemnitee in the investigation, defense, settlement or appeal of a Proceeding, but is not entitled to indemnification or advancement of the total amount thereof, the Company shall nevertheless indemnify or pay advancements to the Indemnitee for the portion of such Expenses or liabilities to which the Indemnitee is entitled.

7.      Notice to Company by Indemnitee. Indemnitee shall notify the Company in writing of any matter with respect to which Indemnitee intends to seek indemnification hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof, provided that any delay in so notifying the Company shall not constitute a waiver by Indemnitee of his rights hereunder. Such written notification to the Company shall be addressed to the Board and shall include a description of the nature of the Proceeding and the facts underlying the Proceeding and be accompanied by copies of any documents filed with the court in which the Proceeding is pending. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

8.	Maintenance of Liability Insurance.

(a) The Company hereby agrees that so long as Indemnitee shall continue to serve as a director or officer of the Company and thereafter so long as Indemnitee shall be subject to any possible Proceeding, the Company, subject to Section 8(b), shall use its best efforts to obtain and maintain in full force and effect D&O Insurance which provides Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors or officers, as the case may be.

(b) Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary or parent of the Company.

(c) If, at the time of the receipt of a notice of a claim pursuant to Section 7, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

9.      Defense of Claim. In the event that the Company shall be obligated under Section 5 to pay the Expenses of any Proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding. Indemnitee shall have the right to employ his counsel in any such Proceeding at Indemnitee’s expense and if the employment of counsel by Indemnitee has been previously authorized by the Company, or Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of such defense, or the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

10.    Attorneys’ Fees. In the event that Indemnitee or the Company institutes an action to enforce or interpret any terms of this Agreement, the Company shall reimburse Indemnitee for all of the Indemnitee’s reasonable fees and expenses in bringing and pursuing such action or defense, unless as part of such action or defense, a court of competent jurisdiction determines that the material assertions made by Indemnitee as a basis for such action or defense were not made in good faith or were frivolous.

11.    Continuation of Obligations. All agreements and obligations of the Company contained herein shall continue during the period the Indemnitee is a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, fiduciary, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall continue thereafter so long as the Indemnitee shall be subject to any possible Proceeding by reason of the fact that Indemnitee served in any capacity referred to herein.

12.    Successors and Assigns. This Agreement establishes contract rights that shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto.

13.	Non-exclusivity.

(a) The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed to be exclusive of any other rights that the Indemnitee may have under any provision of law, the Company’s Articles of Incorporation or Bylaws, the vote of the Company’s shareholders or disinterested directors, other agreements or otherwise, both as to action in his official capacity and action in another capacity while occupying his position as a director or officer of the Company.

(b) In the event of any changes in any applicable law, statute or rule which narrow the right of a California corporation to indemnify a director or officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties rights and obligations hereunder.

14.    Effectiveness of Agreement. To the extent that the indemnification permitted under the terms of certain provisions of this Agreement exceeds the scope of the indemnification provided for in the Code, such provisions shall not be effective unless and until the Company’s Articles of Incorporation authorize such additional rights of indemnification. In all other respects, the balance of this Agreement shall be effective as of the date set forth on the first page and may apply to acts or omissions of Indemnitee which occurred prior to such date if Indemnitee was a director, officer, employee or other agent of the Company, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred.

15.    Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 15. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

16.    Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California and applicable federal law. To the extent permitted by applicable law, the parties hereby waive any provisions of law which render any provision of this Agreement unenforceable in any respect.

17.    Notice. Unless otherwise specifically permitted by this Agreement, all notices or other communications required or permitted under this Agreement shall be in writing, and shall be personally delivered or sent by registered or certified mail, postage prepaid return receipt requested and shall be deemed received: (i) if personally delivered, upon the date of delivery to the address of the person to receive such notice, (ii) if mailed in accordance with the provisions of this paragraph, two (2) business days after the date placed in the United States mail, or (iii) if mailed other than in accordance with the provisions of this paragraph or mailed from outside the United States, upon the date of delivery to the address of the person to receive such notice. Notices shall be given at the following addresses:

If to the Company: Gateway Pacific Bancorp Attn: Chairman of the Board of Directors [address]	If to Indemitee: To Indemnitee’s last known address as set forth in the personnel records of the Company.

With a copy to:

Kurt L. Kicklighter, Esq.

Luce, Forward, Hamilton & Scripps LLP

600 West Broadway, Suite 2600

San Diego, CA 92101

The relevant party may change the address for delivery of notices by giving notice of such change in accordance with this paragraph.

18.    Mutual Acknowledgment. Both the Company and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Federal Reserve Board, the Securities and Exchange Commission or other regulators of the Company to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

19.    Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original.

20.    Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

COMPANY: Gateway Pacific Bancorp, a California corporation	INDEMNITEE:
[Insert Name]
By:
Title: Alex Carolino, Chairman of the Board of Directors

Schedule of Directors and Officer Who Are Parties to the Indemnification Agreement

Name	Date of Execution
Garry Barnes	May 9, 2008
Harold K. Brown	July 3, 2008
Alex Carolino	July 15, 2008
Kirk S. Colburn	May 9, 2008
Crisostomo Garcia	July 9, 2008
Nicholas Inzunza	July 15, 2008
Teresita L. Paje	July 1, 2008
Edward F. Plant	May 9, 2008
Chris J. Renko	May 9, 2008
Ditas Yamane	2008
Robert Yee	July 2, 2008